Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement No. 333-21489, 333-21491 and 333-11618 on Form S-8 of our report dated April 13, 2005 (November 17, 2005, as to the effects of the restatement discussed in Note 2), which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s restatement described in Note 2 to the consolidated financial statements, relating to the consolidated financial statements and financial statement schedule for the year ended December 31, 1002 of Systemax, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Systemax Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
/s/ Deloitte & Touche LLP

March 27, 2007